ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)



August 7, 2000


Shaw International, Inc.
6025 South Eaton Lane
Littleton, Colorado, USA 80123



Re: Shaw International, Inc.


The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of August 6, 2001, on the financial statements of Shaw International, Inc., as of June 30, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.




Sincerely,

ARMANDO IBARRA
-------------------------
ARMANDO IBARRA, C.P.A.